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EXHIBIT 23.01

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Edify Corporation

        We consent to incorporation by reference in the registration statements (Nos. 333-04666 and 333-31833) on Form S-8 of Edify Corporation of our report dated January 22, 1998, relating to the balance sheets of Edify Corporation as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which report appears in the December 31, 1997, annual report on Form 10-K of Edify Corporation.


                                                   KPMG PEAT MARWICK LLP

Mountain View, California
March 27, 1998


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